Exhibit 99.2

CENDANT ISSUES CORRECTED CASH FLOW FIGURES FOR
FIRST QUARTER 2005

FULL YEAR CASH FLOW PROJECTIONS REMAIN
UNCHANGED

New York, April 26, 2005 — Cendant Corporation (NYSE: CD) today reported a change in the Net Cash Provided by Operating Activities and Free Cash Flow data for the first quarter 2005 originally reported last evening. Due to a late accounting adjustment, Net Cash Provided by Operating Activities was $563 million as compared with the previously reported amount of $585 million. Free cash flow for the first quarter 2005 was $214 million as compared with $236 million originally reported.

The Company reiterated its previous full year forecast of Net Cash Provided by Operating Activities of $3.05 - $3.5 billion and Free Cash Flow of $1.8 - $2.0 billion.

The Company expects to file a revised earnings release on Form 8-K later today.

Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 80,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company’s Web site at www.cendant.com.

Forward Looking Statements
Statements about future results made in this release, including the projections, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Cendant’s Form 10-K for the year ended December 31, 2004.

Such forward-looking statements include projections. Such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the SEC regarding projections and forecasts, nor have such projections been audited, examined or otherwise reviewed by independent auditors of Cendant or its affiliates. In addition, such projections are based upon many estimates and are inherently subject to significant economic, competitive and other uncertainties and contingencies. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by Cendant or its affiliates that the projections will prove to be correct.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED
BY OPERATING ACTIVITIES
(In millions)

	Three Months Ended
	March 31,
	2005	2004
Free Cash Flow	$214	$262
Cash (inflows) outflows included in Free Cash Flow but not reflected in Net Cash Provided by Operating Activities:
Investing activities of management programs	1,627	1,136
Financing activities of management programs	(1,350)	(1,125)

Capital expenditures	78	91

Proceeds received on asset sales	(6)	(18)

Net Cash Provided by Operating Activities	$563	$346

Full Year 2005
Projected
Free Cash Flow	$1,800 - $2,000
Cash outflows included in Free Cash Flow but not reflected in Net Cash Provided by Operating Activities:
Investing and financing activities of management programs	800 - 1,000
Capital expenditures	450 - 500

Net Cash Provided by Operating Activities	$3,050 - $3,500

Media Contact:	Investor Contacts:
Elliot Bloom	Sam Levenson
212-413-1832	212-413-1834

Henry A. Diamond
212-413-1920

# # #

2